As filed with the Securities and Exchange Commission on January 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENSYSCE BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	82-2755287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7946 Ivanhoe Avenue, Suite 201, La Jolla, California 92037

(Address of Principal Executive Offices) (Zip Code)

Ensysce Biosciences, Inc.

Amended and Restated 2021 Omnibus Incentive Plan

(Full title of the plan)

Dr. Lynn Kirkpatrick

President, Chief Executive Officer & Director

7946 Ivanhoe Avenue, Suite 201

La Jolla, California 92037

(858) 263-4196

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:

Eric D. Kline, Esq.

David I Meyers, Esq.

Troutman Pepper Hamilton Sanders LLP

1001 Haxall Point, 15th Floor
Richmond, Virginia 23218-1122

(804) 697-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Ensysce Biosciences, Inc. Amended and Restated 2021 Omnibus Incentive Plan
Common Stock, par value $0.0001 per share	3,000,000	(2)	$1.79	$5,370,000	$498

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Ensysce Biosciences, Inc., a Delaware corporation (the “Registrant”), as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.
(2)	Represents 3,000,000 shares of Common Stock reserved for future grant under the Registrant’s Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”).
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of the Common Stock reported by the NASDAQ Capital Market as of January 27, 2022.
(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.

EXPLANATORY NOTE

On October 7, 2021, Ensysce Biosciences, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-260116) (the “Prior Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 5,444,068 shares of its common stock, par value $0.0001 per share (“Common Stock”), of which (i) 4,444,068 shares of Common Stock were reserved for issuance upon the exercise of outstanding options that were assumed under the Registrant’s 2021 Omnibus Incentive Plan (the “2021 Incentive Plan”) and (ii) 1,000,000 shares Common Stock were reserved for future grants of awards under the 2021 Incentive Plan. This Registration Statement registers 3,000,000 additional shares of Common Stock in connection with the amendment and restatement of the 2021 Incentive Plan, which was approved by the Registrant’s shareholders on January 26, 2022. Accordingly, and pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated by reference herein, including the periodic reports that the Registrant filed after the Prior Registration Statement to maintain current information about the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-258609), on September 27, 2021, relating to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-258609), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
b)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 15, 2021, as amended by its Form 10-K/A filed with the Commission on June 8, 2021.
c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, filed with the Commission on June 8, 2021; August 16, 2021; and November 15, 2021, respectively;
d)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 1, 2021, February 2, 2021, February 25, 2021, May 14, 2021, June 1, 2021, June 11, 2021, June 29, 2021, as amended June 30, 2021, July 1, 2021, July 7, 2021, September 27, 2021, November 10, 2021, December 27, 2021, and January 18, 2022, (in each case other than portions of those documents deemed to be furnished and not filed); and
e)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form S-1, as filed with the Commission on November 3, 2017, as updated by Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 15, 2021, including any subsequently filed amendments or reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description of the Exhibit
5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1*	Consent of Marcum LLP

23.2*	Consent of Mayer Hoffman McCann P.C.

23.3*	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page to this registration statement)

99.1	Ensysce Biosciences, Inc. Amended and Restated 2021 Omnibus Incentive Plan (incorporated by reference to Annex A to Ensysce Biosciences, Inc. Definitive Proxy Statement on Form DEF 14A Filed on December 17, 2021 (File No. 001-38306)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 28, 2022.

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Dr. Lynn Kirkpatrick
Dr. Lynn Kirkpatrick
President, Chief Executive Officer
and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Lynn Kirkpatrick and David Humphrey, and each of them, as his true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Ensysce Biosciences, Inc. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 28, 2022.

Signature	Title	Date

/s/ Dr. Lynn Kirkpatrick	President, Chief Executive Officer and Director	January 28, 2022
Dr. Lynn Kirkpatrick	(Principal Executive Officer)

/s/ David Humphrey	Chief Financial Officer, Secretary and Treasurer	January 28, 2022
David Humphrey	(Principal Financial and Accounting Officer)

/s/ Andrew Benton	Director	January 28, 2022
Andrew Benton

/s/ William Chang	Director	January 28, 2022
William Chang

/s/ Bob Gower	Director and Chairman of the Board	January 28, 2022
Bob Gower

/s/ Adam Levin	Director	January 28, 2022
Adam Levin

/s/ Steve Martin	Director	January 28, 2022
Steve Martin

/s/ Curtis Rosebraugh	Director	January 28, 2022
Curtis Rosebraugh